BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

C T CORPORATION SYSTEM

NV

Job:C20190227-0292
February 27, 2019

Special Handling Instructions:
FSC,AMEND,EMAIL 02/27/2019 AP

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20190085753-90	2/27/2019 8:00:22 AM	1	$175.00	$175.00
2 Hour Expedite	20190085753-90	2/27/2019 8:00:22 AM	1	$500.00	$500.00
Total					$675.00

Payments

Type	Description	Amount
Billed	750060	$675.00
Total		$675.00

Credit Balance: $0.00

Job Contents:

File Stamped Copy 1

C T CORPORATION SYSTEM

NV

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number **20190085753-90**
	Filing Date and Time **02/27/2019 8:00 AM**
	Entity Number **C12882-1998**

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Saker Aviation Services, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4 of the Articles of Incorporation of Saker Aviation Services, Inc. is hereby amended to include the following at the end of the second paragraph:

Effective at 12:01 a.m. Eastern Time on March 1, 2019 (the "Effective Time"), each thirty (30) shares of Common Stock and Preferred Stock of the Corporation authorized and outstanding immediately prior to the Effective Time (such Common Stock and Preferred Stock collectively, the "Old Stock") shall automatically be reclassified and combined into one (1) share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Effective Time (the "New Common Stock" or "New Preferred Stock," respectively, and collectively, the "New Stock"). Accordingly, the total number of shares of New Common Stock which this Corporation is authorized to issue after the Effective Time shall be Three Million Three Hundred Thirty Three Thousand Thirty Four (3,333,334) shares, par value $0.03 per share, and the total number of shares of New Preferred Stock which this Corporation is authorized to issue after the Effective Time shall be Three Hundred Thirty Three Thousand Three Hundred Six (333,306) shares, par value $0.03 per share. No fractional shares of New Stock shall be authorized or issued. Instead, any fractional share shall be rounded up to the next whole share.

(See the attached Exhibit A for the full language of the amendment.)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 20,454,378

4. Effective date and time of filing: (optional) Date: 03/01/2019 Time: 00:01 am, EST

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer Ronald J. Ricciardi

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

Certificate of Amendment to Articles of Incorporation of Saker Aviation Services, Inc.

Saker Aviation Services, Inc., a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the "Corporation"), does hereby certify:

1. The name of the Corporation is Saker Aviation Services, Inc.

2. This Certificate of Amendment amends the provisions of the Corporation's Amended and Restated Articles of Incorporation filed with the Secretary of State on December 13, 2006, as amended to date (as amended, the "Articles of Incorporation").

3. Article 4 of the Articles of Incorporation of Saker Aviation Services, Inc. is hereby amended to include the following at the end of the second paragraph:

   Effective at 12:01 a.m. Eastern Time on March 1, 2019 (the "Effective Time"), each thirty (30) shares of Common Stock and Preferred Stock of the Corporation authorized and outstanding immediately prior to the Effective Time (such Common Stock and Preferred Stock collectively, the "Old Stock") shall automatically be reclassified and combined into one (1) share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Effective Time (the "New Common Stock" or "New Preferred Stock," respectively, and collectively, the "New Stock"). Accordingly, the total number of shares of New Common Stock which this Corporation is authorized to issue after the Effective Time shall be Three Million Three Hundred Thirty Three Thousand Thirty Four (3,333,334) shares, par value $0.03 per share, and the total number of shares of New Preferred Stock which this Corporation is authorized to issue after the Effective Time shall be Three Hundred Thirty Three Thousand Three Hundred Six (333,306) shares, par value $0.03 per share. No fractional shares of New Stock shall be authorized or issued. Instead, any fractional share shall be rounded up to the next whole share. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Stock (the "Old Certificates") shall, from and after the Effective Time, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates representing the shares of New Stock into which the shares of Old Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.

4. The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by the undersigned.

02/26/2019	[signature]
Date	Ronald J. Ricciardi President and Chief Executive Officer

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